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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                                                     Contact: Investor Relations
                                                                  (765) 771-5310

                           WABASH NATIONAL CORPORATION
                    ANNOUNCES BOARD OF DIRECTORS APPOINTMENT



         LAFAYETTE, INDIANA, December 9, 2004 . . . . . . Wabash National
Corporation (NYSE: WNC) announces the appointment of Ronald L. Stewart to the Company's Board of Directors.

         Mr. Stewart, 62, is President and Chief Executive Officer of Material Sciences Corporation, a recognized leader in the field of design and analysis of advanced materials and structures. Previously, Mr. Stewart was President and Chief Executive Officer of Pangborn Corporation. Mr. Stewart holds a B.S. in Industrial Management from Purdue University and conducted post graduate studies at both Ball State University and Wayne State University.

         Commenting on this appointment, John T. Hackett, Chairman of the Board of Directors of the Company, said, "We are pleased to welcome Ron to the Board of Directors of Wabash National Corporation. Ron brings to the Company more than thirty years of operations expertise and experience. He is an exceptional addition to the Board and an excellent choice to represent the Company's stakeholders. We look forward to his contributions."

         The appointment of Mr. Stewart brings Wabash National Corporation's Board to seven members. Six of the directors qualify as independent directors under the listing standards of the New York Stock Exchange, Inc. and the Company's Corporate Governance Guidelines. With the exception of the Executive Committee, all of the Board of Director committees continue to be comprised of only independent directors.

         Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash(R) brand name. The Company is one of the world's largest manufacturers of truck trailers and a leading manufacturer of composite trailers. The Company's wholly owned subsidiary, Wabash National(R) Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts throughout the U.S. and Canada.